AGREEMENT

     This Agreement is made and entered into to be effective as of this January 1, 1999, by and between KAISER ALUMINUM & CHEMICAL CORPORATION, a Delaware corporation with corporate offices at 5847 San Felipe, Suite 2600, Houston, Texas 77257, hereinafter referred to as "Kaiser", and Lawrence L. Watts, whose address is 2372 Bering Drive, Apt B, Houston, TX 77057, hereinafter referred to as "Consultant".

     In consideration of the mutual promises made herein, the parties agree as follows:

     1.   Consulting Services.
          -------------------

          A. The Company hereby retains Consultant's services as a consultant. Consultant agrees to consult with and advise the Company regarding (i) the management, administration, organization, structure, policies and operations of Kaiser, its business units, subsidiaries and their respective successors, if any, (collectively, the "Kaiser Entities"), (ii) developing, analyzing and implementing strategic plans and transactions involving one or more of the Kaiser Entities including, but not limited to, the alumina business unit, (iii) information technology and systems development, and (iv) such other similar matters reasonably requested by Kaiser.

          B. Consulting services may be requested by Kaiser from time to time during the term of the Agreement. While Kaiser may not utilize Consultant's services fully throughout the term of this Agreement, Consultant agrees to make his himself generally available upon Kaiser's reasonable request during normal business hours and, if requested by Kaiser, to devote his entire time, energy and skill during normal business hours to the business and affairs of Kaiser and the Kaiser Entities and to the promotion of their interests. Consultant further agrees and acknowledges that his engagement hereunder may require him to undertake reasonable travel on behalf of Kaiser.

          C. In connection with the services contemplated by this Agreement, Consultant agrees to consult with and keep the appropriate members of Kaiser's senior leadership and the Board of Directors, officers, consultants and representatives of the Kaiser Entities fully informed of Consultant's efforts under this Agreement.

     2.   Term.  This Agreement shall be for a term of one year
          ----
commencing on the effective date and terminating on December 31, 1999, unless otherwise terminated in accordance with the terms and conditions of this Agreement.

     3.   Retainer, Payment and Automobile.
          ---------------------------------

          A. As consideration for Consultant's willingness to hold himself available to Kaiser and the Kaiser Entities throughout the term of this Agreement and for providing the consulting services contemplated by this Agreement, Kaiser agrees to pay Consultant a retainer at a monthly rate equal to Consultant's base pay prior to Consultant's termination of employment with Kaiser. The retainer shall be payable by Kaiser to Consultant in equal semimonthly installments of Twelve Thousand Eighty Four Dollars ($12,084.00) to be paid on the fifteenth (15th) and last day of each month during which such compensation is due hereunder.

          B. During the term of this Agreement, Kaiser agrees that Consultant may retain the use of the automobile provided by Kaiser at the time of Consultant's termination of employment upon substantially the same terms and conditions except as required under Kaiser's corporate policies and procedures as a result of Consultant no longer being employed by Kaiser.

     4.   Reimbursement for Expenses.  Kaiser shall
          --------------------------
reimburse Consultant upon the presentation of substantiating invoices, for the following described expenses incurred by Consultant in connection with, and as a necessity of, the performance of his services hereunder:

          A. All reasonable, normal, and necessary travel expenses, including airline tickets, meals, lodging, rental cars, and related expenses, incurred by Consultant while away from his office, consistent with Kaiser's existing policies.

          B. Cost of telephone and facsimile when used on behalf of Kaiser.

          C. All other reasonable expenses incurred by Consultant as the direct and necessary result of providing the consulting services contemplated by this Agreement.

     5.   Independent Contractor.
          ----------------------

          A. It is understood and agreed that Consultant is acting as an independent contractor and not as an agent or employee of Kaiser in the execution and performance of this Agreement and that Consultant has no authority to act for, legally represent, or otherwise bind or legally commit Kaiser in any way.

          B. It is further understood and agreed that Consultant is not and will not be eligible to participate in, or accrue benefits under any employee benefit plans of Kaiser, including but not limited to pensions, insurance, disability and/or vacation plans, for services performed under this Agreement. This provision will not affect Consultant's eligibility for such benefits based on services previously performed by Consultant as an employee of Kaiser.

          C. Finally, it is understood and agreed that Consultant shall be solely responsible for paying, and agrees to pay, any and all applicable federal, state, and local taxes and fees in connection with his activities in connection with this Agreement, and he will abide by all applicable federal, state, and local laws in connection therewith. Consultant acknowledges that Kaiser shall not deduct or be responsible for the withholding of taxes of any kind.

     6.   Protection of Proprietary or Confidential Information.
          -----------------------------------------------------

          A. Any and all communications between any of the Kaiser Entities and Consultant shall be privileged and confidential, subject to waiver only by the appropriate Kaiser Entity, and may not be divulged by Consultant to any third party without the prior written authorization of the appropriate Kaiser Entity except to the extent necessary to perform the services contemplated by this Agreement. Consultant acknowledges that by reason of his experience with Kaiser as an officer and employee prior to the effective date of this Agreement he has had access to proprietary and confidential information with respect to the Kaiser, its business units, subsidiaries and affiliates and their respective financial and business affairs and strategic plans ("Confidential Information") and that he will continue to be exposed to such information during his engagement under this Agreement. In recognition of the foregoing, Consultant agrees not to disclose, use, transfer or sell, except in the course of Consultant's engagement hereunder, any Confidential Information so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process. Upon the request of Kaiser, Consultant shall surrender to Kaiser any and all personal property, software, disks, work papers, reports, manuals, documents and the like (including all originals and copies thereof) in his possession or control which contain any Confidential Information.


          B. Consultant further acknowledges (i) that the Confidential Information constitutes valuable and unique property, that irreparable damage would result to Kaiser if any of the Confidential Information were disclosed to a third party except as expressly provided in this Agreement,
     (ii) that the appropriate amount of any money damages would be difficult to ascertain, and (iii) that, as a result, money damages would not be a sufficient remedy for a breach or anticipated breach by Consultant of the foregoing paragraph. Therefore, Consultant acknowledges that Kaiser shall be entitled, in addition to any other rights and remedies which may be available to Kaiser, to specific performance and/or injunctive or other equitable relief as a remedy for any such breach or anticipated breach of the foregoing paragraph. If a court exercising applicable jurisdiction determines that Kaiser is entitled to injunctive and/or other equitable relief, Consultant agrees to, and hereby does, waive any requirement for the securing or posting of any bond in connection with any such remedy. No failure or delay by Kaiser in exercising any right, power, or privilege hereunder, at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude or limit any other or further exercise thereof.

     7.   Non-Competition and Non-Disparagement.
          -------------------------------------

          A. Without the consent in writing of Kaiser, Consultant will not for a period of eighteen (18) months beginning on the effective date of this Agreement and ending on June 30, 2000, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, partner, stockholder, employer or employee) in any business in which he has been directly engaged, or has supervised or advised in any manner, as an employee of Kaiser or an officer of any of the Kaiser Entities and which is directly in competition with a business conducted by any of the Kaiser Entities; (ii) induce any customers of the Kaiser Entities with whom Consultant has had or will have contacts or relationships, directly or indirectly, during and within the scope of his employment with Kaiser or during the term of this Agreement to curtail or cancel their business with any of the Kaiser Entities; (iii) solicit or canvas business from any person who was a customer of any of the Kaiser Entities at or during the two-year period immediately preceding termination of Consultant's employment with Kaiser or at any time during the term hereof; or (iv) induce, or attempt to influence, any employee of any of the Kaiser Entities to terminate his or her employment. The provisions of clauses (i), (ii), (iii) and (iv) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than of 5% of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) above.

          B. The foregoing covenants on the part of Consultant shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Consultant against Kaiser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Kaiser of any of those covenants.

          C. Consultant shall not, at any time, make any statement which might be reasonably regarded as disparaging to any of the Kaiser Entities, their respective Boards of Directors, Directors, officers, employees, operations, businesses, business practices, strategic and business plans or which may be reasonably expected to reflect unfavorably on any Kaiser Entity, except as may be required by law.

     8.   Cooperation.  Consultant agrees to cooperate with
          -----------
Kaiser and each of the Kaiser Entities by making himself available to testify on behalf of any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist any of the Kaiser Entities in any such action, suit or proceeding, by providing information and meeting and consulting with the representatives or counsel of any of the Kaiser Entities. Kaiser agrees to reimburse Consultant for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

     9.   Termination of Engagement.
          --------------------------

          A. Consultant may terminate this Agreement by giving thirty (30) days' prior written notice of termination to Kaiser.

          B. Kaiser may terminate this Agreement upon the earlier to occur of (i) the death or permanent disability of Consultant such that Consultant is no longer capable in the reasonable opinion of Kaiser to perform the services contemplated by this Agreement, (ii) the conviction of Consultant for the commission of any felony in any state or federal court in the United States of America, or in any jurisdiction where he is engaged, and (iii) Consultant's breach of this agreement, which breach continues beyond the thirty (30) day period beginning on the date Consultant receives written notice of such breach from Kaiser.

          C. Termination of Consultant's services hereunder by Kaiser shall not be construed to be a breach of this Agreement by Kaiser, and shall terminate all compensation and benefits to which Consultant is entitled under this Agreement. Further, in the event of such termination, Kaiser shall have no further liability to Consultant under this Agreement and all rights and obligations hereunder shall cease, except for (i) the rights and obligations under Sections 3 and 4 to the extent that Consultant has not been paid his retainer for any period in which this Agreement remained in effect and has not been reimbursed for his expenses in accordance with the terms of this Agreement,
     (ii) the rights and obligations under Section 6 regarding protection of confidential information, (iii) the obligations under Section 7 regarding, among other things, Consultant's agreement not to compete or otherwise interfere with the business or customers of any of the Kaiser Entities, and (iv) all procedural and remedial provisions of this Agreement.

     10.  Assignment.  Consultant shall neither, without the
          ----------
prior written consent of Kaiser, assign this Agreement or any of the rights hereunder, in whole or in part, nor delegate any of the duties hereunder, in whole or in part.

     11.  Applicable Law.  This Agreement is made in the State of
          --------------
Texas and shall in all respects be governed by and construed in accordance with the internal laws of Texas, without regard to the rules of the conflict of laws of such state. Except as otherwise permitted by Section 6 in connection with seeking specific performance and/or injunctive or other equitable relief as a remedy for any such breach or anticipated breach of Section 6 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

     12.  Notices.   Where a notice is called for by this
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Agreement, it shall mean a notice in writing signed by the party giving the notice and delivered to:

     For Consultant:     Lawrence L. Watts


     For Kaiser:         Kaiser Aluminum & Chemical Corporation
                         5847 San Felipe, Suite 2600
                         Houston, Texas 77257-2887
                         Attention: Chairman

Any notice so delivered to the party to whom it is addressed shall be deemed to have been given and received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the seventh day after mailing thereof, (iii) if by facsimile, the day on which such facsimile was sent and a confirmation of successful transmission is received or (iv) if by next-day or overnight mail delivery, on the day delivered, provided that if any such day is not a
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business day then the notice shall be deemed to have been given and received on the business day next following such day.

     13.  Entire Agreement.  This Agreement and the termination
          ----------------
letter entered into by Consultant and the Company, as amended or supplemented, contain the entire understanding and agreement between the parties hereto as to the subject matter hereof, and supersede all prior or contemporaneous communication, agreements and understandings between the parties, whether written or oral with respect to the subject matter hereof and thereof.

     14.  Amendment.  This Agreement can be amended,
          ---------
supplemented, or superseded only by an instrument in writing signed by both of the parties hereto.

     15.  Severability.  If any provision of this Agreement is
          ------------
held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

             16.    Headings.  The headings contained in this Agreement are
          --------
for reference purposes only and shall not affect in any way the meaning, interpretation, or scope of this Agreement.

             17.    Successors and Assigns.   This Agreement shall inure to
          ----------------------
the benefit of and be binding upon the respective parties hereto, their permitted respective successors and assigns.

             18.    Waiver of Default.  Any waiver by either party of a
          -----------------
breach of any provision of this Agreement shall not operate or be construed as a waiver by such party of any subsequent breach of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.





/s/ Lawrence L. Watts
----------------------------
LAWRENCE L. WATTS


KAISER ALUMINUM & CHEMICAL
CORPORATION


by:/s/ George T. Haymaker,Jr.
   --------------------------
     George T. Haymaker, Jr.
     Chairman and Chief
     Executive Officer